EXHIBIT 99.1


CONTACT: David P. Williams                      FOR IMMEDIATE RELEASE
         (513) 762-6901


                       Roto-Rooter Inc. Completes Merger
                       with VITAS Healthcare Corporation
                       ---------------------------------

          CINCINNATI, February 24, 2004--Roto-Rooter Inc. ("Roto-Rooter") (NYSE:RRR) (OTCBB:CHEQP) today announced that its Comfort Care Holdings subsidiary completed its merger with VITAS Healthcare Corporation ("VITAS"), effective February 24, 2004. As a result of the merger, Roto-Rooter acquired the VITAS shares it did not already own.

          Under the terms of the merger agreement, VITAS shareholders will receive cash of $30 per share. The transaction, including the refinancing of existing VITAS debt and other payments made in connection with the merger, totaled approximately $406 million in cash.

          Commenting on the acquisition, Roto-Rooter President and Chief Executive Officer Kevin J. McNamara said, "The acquisition of VITAS will enable Roto-Rooter shareholders to realize the full benefit of an investment made more than a dozen years ago. Roto-Rooter will now recognize 100% of the revenues and earnings of VITAS. We are pleased to welcome the VITAS employees into the Roto-Rooter family of companies and look forward to VITAS' continued success."

          Also commenting on the acquisition, Hugh Westbrook, VITAS co-founder and retiring chairman and chief executive officer, said, "The VITAS employees are pleased to become part of a company with Roto-Rooter's significant experience in the healthcare field. VITAS has long worked with the leadership of Roto-Rooter, which has played an integral part in VITAS' growth and development, and we are confident in Roto-Rooter's commitment to the hospice mission and to providing quality care to our patients and their families."

          VITAS, a pioneer and leader in the hospice movement since 1978, is the nation's largest provider of end-of-life care. Headquartered in Miami, Florida, VITAS operates 25 hospice programs in eight states (California, Florida, Illinois, New Jersey, Ohio, Pennsylvania, Texas, and Wisconsin). VITAS reported revenues of more than $420 million for its fiscal year ended September 30, 2003. VITAS employs more than 6,100 professionals who


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care for more than 8,000 terminally ill patients daily, primarily in the patients' homes, but also in the company's 18 hospice inpatient units, as well as in hospitals, nursing homes, and assisted living/residential care facilities for the elderly.

          Roto-Rooter funded the merger with debt financing and the proceeds received from the sale of 2 million shares of Roto-Rooter Inc. Capital Stock, issued in a private placement at a price of $50 per share. Bank One Capital Markets Inc. acted as agent for a $100 million revolving credit facility and a $35 million term loan, which matures in five years. In addition, Roto-Rooter entered into floating rate notes in the amount of $110 million. The floating rate notes carry an interest rate of LIBOR plus 3.75% per year and will mature in six years. Roto-Rooter also entered into fixed rate notes in the amount of $150 million. The fixed rate notes carry an interest rate of 8 3/4% per year and will mature in seven years. Lazard Freres & Co. LLC acted as placement agent for the floating and fixed rate notes and the Roto-Rooter Inc. Capital Stock.

          Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Roto-Rooter Inc. (www.RotoRooter.com) operates in the residential and commercial repair-and-maintenance-service industry under the names Roto-Rooter and Service America Network Inc. Roto-Rooter also operates in the healthcare field through its VITAS Healthcare Corporation subsidiary. VITAS is the nation's largest provider of end-of-life hospice care services. Roto-Rooter is North America's largest provider of plumbing and drain cleaning services. Service America provides major-appliance and heating/air-conditioning repair, maintenance, and replacement services.

          Statements in this press release or in other Roto-Rooter communications may relate to future events or Roto-Rooter's future performance. Such statements are forward-looking statements and are based on present information Roto-Rooter has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward- looking statements. Further, investors are cautioned that Roto-Rooter does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

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